Exhibit 10.5

TARSUS PHARMACEUTICALS, INC.

October 8, 2020

Bobak Azamian, MD, PhD

Dear Bobby:

Tarsus Pharmaceuticals, Inc. (the “Company”) is pleased to offer you continuing employment on the following terms pursuant to the terms of this letter agreement, which (together with Exhibit A attached hereto) supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company (except as otherwise described herein) and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement will become effective, and is contingent upon, the completion of the initial public offering of the Company’s Common Stock.

1. Position. Your title will remain President and Chief Executive Officer. This is a full-time position, reporting to the Company’s Board of Directors (the “Board”). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. The Company acknowledges that you may serve on other boards of directors or provide consulting services while you render services to the Company, so long as those positions does not create a conflict of interest with the Company.

2. Cash Compensation. The Company will pay you a base salary at the rate of $532,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will continue to be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Board. Your annual target bonus will be equal to 50% of your annual base salary. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still providing services to the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will continue be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity Awards. Equity awards granted to you by the Company will remain in full force and effect and you will continue to vest in such awards in accordance with their terms.

5. Severance Benefits Outside of a Change in Control. In the event you are subject to an Involuntary Termination other than in connection with or within 12 months after a Change in Control, provided you satisfy the conditions described in Section 5(c) below, you will be entitled to the following benefits:

Bobak Azamian

(a) Salary Continuation. The Company will continue to pay your base salary for a period of 12 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(b) COBRA. Provided you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, the Company will pay or reimburse you for your monthly premium under COBRA until the earliest of (i) the close of the 12 month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Benefit”). If necessary to avoid adverse tax consequences to you or the Company, the Company, in its sole discretion, reserves the right to treat the COBRA Benefit as taxable income.

(c) Conditions. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

6. Severance Benefits in Connection With a Change in Control. In the event you are subject to an Involuntary Termination in connection with or within 12 months after a Change in Control, provided you satisfy the conditions described in Section 5(c) above, you will be entitled to the benefits described in Sections 5(a) and 5(b) above (provided that the time periods applicable to each of the severance and COBRA benefits will be increased from 12 months to 18 months) plus the Bonus Payment. The Bonus Payment will be made in a lump sum within 60 days after your Separation; however, if the 60-day period described in the preceding sentence spans two calendar years, then the Bonus Payment will in any event be made in the second calendar year. For the sake of clarity, if you become entitled to the benefits in the preceding sentence you will not also be entitled to additional the benefits provided for in Sections 5(a) and (b) above.

In addition, in the event that you are subject to an Involuntary Termination in connection with or within 12 months after a Change in Control, you will vest in 100% of your remaining unvested equity awards to the extent such equity awards vest solely upon your completion of specified periods of continuous service with the Company (that is, time-based equity awards). For the avoidance of doubt, if any of your equity awards provides for more favorable treatment than described in this paragraph, such more favorable treatment will apply.

7. Proprietary Information and Inventions Agreement. Your Proprietary Information and Inventions Agreement, which you previously signed and a copy of which is attached as Exhibit A, will remain in full force and effect.

Bobak Azamian

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. The payments and benefits provided for under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguity arising under this letter agreement shall be interpreted in a manner consistent with that intent. Nonetheless, to the extent any payment or benefit provided under this letter agreement is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code, and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then any such payment(s), to the extent they are subject to Section 409A of the Code, will be made or commence, as applicable, on the first business day following the earlier of (i) expiration of the six-month period measured from your Separation or (ii) the date of your death, with any payment installments that otherwise would have been paid prior to such date paid in a lump sum at that time. In addition, for purposes of Section 409A of the Code, each salary continuation payment described under Section 5(a) and Section 6 is hereby designated as a separate payment.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10. Interpretation and Amendment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Bonus Payment” means the sum of (a) a pro-rated portion of your target bonus amount for the year in which your Separation occurs and (b) 150% of your target bonus amount for the year in which your Separation occurs.

Bobak Azamian

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a) A material diminution of your base salary;

(b) A material diminution of your authority, duties or responsibilities; or

(c) A material change in the geographic location at which you must perform your services for the Company.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

Bobak Azamian

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please call me.

Very truly yours,

TARSUS PHARMACEUTICALS, INC.

By:	/s/ Bobak Azamian
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Bobak Azamian
Signature of Bobak Azamian

Dated: October 8, 2020

Attachment

Exhibit A: Proprietary Information and Inventions Agreement